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                                                                     Exhibit 2.4


                    THIRD AMENDMENT TO ACQUISITION AGREEMENT

     WHEREAS, Safety-Kleen Services, Inc. (the "Seller") and Clean Harbors, Inc. (the "Purchaser"), are parties to an Acquisition Agreement dated as of February 22, 2002, as amended by the First Amendment to Acquisition Agreement dated as of March 8, 2002, and the Second Amendment to Acquisition Agreement dated as of April 30, 2002 (as so amended, the "Acquisition Agreement");

     WHEREAS, the Seller and the Purchaser wish to amend certain provisions of the Acquisition Agreement as set forth in this Third Amendment to Acquisition Agreement (this "Amendment");

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Section 1.1(a) of the Acquisition Agreement is hereby amended to read as follows: "(a) all of the outstanding equity interests (the "Interests") of the subsidiaries of the Seller set forth on Schedule 1.1(a) (each a "Transferred Sub" and collectively the "Transferred Subs"), provided that in the case of Laidlaw Environmental Services de Mexico, S.A. de C.V. ("LES Mexico"), the Interest of LES Mexico will be transferred post-Closing in the manner specified in Section 1.9."

     2. Section 1.1(b) of the Acquisition Agreement and, to the extent required, any other Sections of the Acquisition Agreement are hereby amended to provide that (i) the transfer of the Owned Real Property in Clarence, NY, and the insurance proceeds to be received as a result of the fire which recently occurred on such Owned Real Property will be dealt with in such manner as shall be mutually agreed by the Purchaser and the Seller in the Transition Services Agreement and (ii) the property in Millington, Tennessee is to be removed from the schedule of Owned Real Property that is to be transferred.

     3. Section 1.1(b)(i) of the Acquisition Agreement is hereby amended to read as follows: "(i) all accounts receivable (which are not excluded pursuant to Section 1.2 (b)) arising out of the operation of the Business existing on the date hereof including, without limitation, those listed or described on Schedule 1.1(b)(i), or arising in the ordinary course of the Business after the date hereof (the "Accounts Receivable");"

     4.   Section 1.2(s) [which is currently incorrectly numbered as a second
Section 1.2(i)] of the Acquisition Agreement is hereby amended to read as follows: "(s) that certain promissory note from Cameron-Cole LLC dated June 15, 2001 and that certain promissory note from Kenneth C. Crouch, Carrie M. Crouch and Dizzy Bridge Realty Trust executed in 1994 and extended in October, 1997; and"

     5. Section 1.6(a) of the Acquisition Agreement is hereby amended to read as follows:

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          (a)  In consideration for the Acquired Assets, the Purchaser shall, in addition to the assumption of the Assumed Liabilities, pay in cash at Closing (inclusive of the delivery to the Seller of the Purchaser's Deposit as described in Section 5.2(k)): (i) to the Seller the difference between
     (A) Thirty-Four Million Three Hundred and Thirty Thousand Dollars ($34,330,000) (the "Unadjusted Cash Purchase Price") and (B) the adjustments to the Unadjusted Cash Purchase Price set forth on the Closing Statement attached to this Third Amendment, which include adjustments made in accordance with Sections 1.4 and 1.6(b), and (ii) to the applicable parties set forth on the Closing Statement attached to this Third
     Amendment, which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by the Seller and the applicable parties, as the case may be. The Unadjusted Cash Purchase Price, as it may be adjusted pursuant to Section 1.7 , shall be referred to as the "Cash Purchase Price" under this Agreement.

     6. Section 1.7(a) of the Acquisition Agreement is hereby amended by (i) amending the second from the last sentence thereof so that such sentence shall read: "The Seller shall return to the Purchaser the amount of any Working Capital Deficiency"; and (ii) deleting the next to the last sentence thereof (which currently reads: "If and to the extent the Escrow Agent shall not be holding enough funds in the Escrow Account, the Seller shall return to the Purchaser the amount of any Working Capital Deficiency").

     7. Section 1.8 of the Acquisition Agreement is hereby deleted in its entirety and replaced with the following: "The Seller and the Purchaser agree that Seventy-Four Million U.S. Dollars ($74,000,000) shall be allocated as purchase price to the stock of Safety-Kleen Ltd. and that the balance of the purchase price shall be allocated to the other Acquired Assets."

     8. Section 1.9 is hereby added to the Acquisition Agreement and reads as follows: "As soon as practicable following Closing, Purchaser and Seller shall take the actions described in those certain letters dated August 20 and 28, 2002 from L. Roberto Fernandez R. to Ms. Shawn DeJames and such further actions needed to convey the Interests of LES Mexico to Purchaser."

     9. Section 2.2(a)(i) of the Acquisition Agreement is hereby amended to read: "(i) duly executed instruments or other evidence sufficient to transfer to the Purchaser and the Purchasing Subs the Interests of Safety-Kleen Ltd."

     10. Subsection 2.2(a)(iii) of the Acquisition Agreement is hereby amended to read as follows: "(iii) all other conveyance documents reasonably necessary to transfer to the Purchaser and the Purchasing Subs the Acquired Assets, including special warranty deeds regarding the Owned Real Property purchased by the Purchaser and the Purchasing Subs provided that, in the case of the Owned Real Property in Westmoreland, CA, the delivery of any such special warranty deed will dealt with in such manner as shall be mutually agreed by the Purchaser and the Seller in the Transition Services Agreement;"

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     11.  Sections 2.2(a)(vi) of the Acquisition Agreement are hereby amended to change the words "by May 24, 2002" to "prior to the Closing."

     12. Sections 2.2(a)(viii) and 2.2(b)(v) of the Acquisition Agreement are hereby amended to delete the provisions set forth in such Sections and replace such deleted provisions with the following: "Intentionally omitted." Any reference to the defined term "Sales Agency Agreement" is herby accordingly deleted in the Acquisition Agreement due to the amendments to such Sections.

     13. Subsections 2.2(a)(ix) and 2.2(b)(vi) of the Acquisition Agreement (which now provide for the delivery at the Closing of the Escrow Agreement) are hereby deleted and subsections 2.2(a)(x) through 2.2(a)(xv) (and the cross reference thereto in subsection 6.3(m)) and subsection 2.2(b)(vii) are hereby accordingly renumbered to reflect such deletions.

     14. Section 2.2(a)(xii) of the Acquisition Agreement is hereby amended to read as follows: "certificates of tax and legal good standing and releases from secured lenders evidencing that each of Safety-Kleen Ltd. and its direct and indirect subsidiaries (Safety-Kleen Ltd. and such direct or indirect subsidiaries being collectively the "CSD Canadian Subsidiaries") is in good standing and that the secured lenders of the CSD Canadian Subsidiaries have released all of their claims against the CSD Canadian Subsidiaries and security interests on the assets of the CSD Canadian Subsidiaries and on the issued and outstanding equity interests of the CSD Canadian Subsidiaries, together with a copy of a Section 116 Certificate issued to the Seller in form satisfactory to the Purchaser with respect to the Seller's sale to the Purchaser of the Interests in Safety-Kleen Ltd.;

     15. Section 5.12 of the Acquisition Agreement is hereby amended by replacing the fourth sentence of such Section with the following four sentences:
"After the Closing, the Seller shall not reject any executory contracts or unexpired leases with respect to the Business until the earlier of (i) the Confirmation Date and (ii) the date the Purchaser notifies the Seller that it no longer will assume executory contracts or unexpired leases (the earlier of such dates being referred to as the "Contract Expiration Date"), provided that, Purchaser agrees, pursuant to any executory contract and unexpired leases, to provide waste management services to Seller's former customers of the Business until the date of the court hearing to consider the rejection of the executory contracts or unexpired leases following the Contract Expiration Date (the "Contract Hearing Date"), and provided further, Purchaser agrees, pursuant to any executory contracts and unexpired leases, to pay the vendors of the Business for their services until the Contract Hearing Date. The obligations of the Purchaser in the preceding sentence, including any breach or damages caused by the Purchaser's continued use of the contracts, leases or services, shall be considered Assumed Liabilities for purposes of the indemnification provisions of
Article VIII of the Acquisition Agreement. During the period between the Closing and the Contract Expiration Date, the Purchaser and the Seller shall each pay one-half of any Cure Costs of any executory contracts and unexpired leases that Purchaser wishes to assume until the sum of (a) the Cure Costs paid as of the Closing and (b) the Cure Costs paid post-Closing equal the Cure Costs Cap.

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Thereafter, Purchaser shall pay all of the Cure Costs of any executory contracts and unexpired leases that Purchaser wishes to assume."

     16. Section 5.15(h) is added to the Acquisition Agreement and shall read as follows: "(h) Nothing in this Section 5.15 shall prohibit the Seller in any manner from continuing to operate and grow its fuels and tolling businesses."

     17. Section 6.3(d) of the Acquisition Agreement is hereby amended to delete the provisions set forth in such Section and replace such deleted provisions with the following: "Intentionally omitted."

     18. Sections 3.11 and 8.15 of the Acquisition Agreement are hereby amended by: (i) deleting the second sentence of Section 3.11 and revising and inserting such sentence immediately after the first sentence of Section 8.15 so that such sentence shall read as follows: "The Seller shall be responsible for the payment of all Taxes (including, without limitation, the Taxes of the Transferred Subs) arising out of or pertaining to any period or partial period ending prior to or on the Closing Date, except to the extent that such Taxes are otherwise resolved by the Section 363/365 Order or, if applicable, the Confirmation Order" and (ii) changing the cross references to "Section 3.11(a)" which now appear in Section
8.15 so that such references read "this Section 8.15."

     19. Section 5.3(a) of the Acquisition Agreement is hereby amended to read as follows:

          (a) the Seller shall, and shall cause the Business Subs to, use commercially reasonable efforts to conduct the Business only in the ordinary course consistent with past practice provided that, in order to ensure the orderly transfer as of the Closing of all of the Accounts Receivable of the Business to the Purchaser and the Purchasing Subs, the Seller, the Selling Subs, the Purchaser and the Purchasing Subs shall (both prior to and after the Closing) take all of the actions with respect thereto described in the separate memo which has been signed by both the Purchaser and the Seller entitled "Methodology to Segregate CSD Payments."

     20. Sections 6.1(a) and 6.2(c) of the Acquisition Agreement are hereby amended to change the dates therein from "June 27, 2002" and "June 20, 2002," respectively, to "June 30, 2002."

     21. Section 8.14 of the Acquisition Agreement is hereby amended to read as follows: "The Purchaser and the Seller agree that no election under Section 338 of the Internal Revenue Code of 1986, as amended, shall be made in connection with any transaction contemplated in this Agreement, except for any such election which may properly be made by either the Purchaser or the Seller without the consent of the other party and which will not have an adverse effect upon such other party."

     22. Section 8.16 of the Acquisition Agreement is hereby amended by adding the words "or Section 8.15" to the second sentence thereof and adding the following as the third sentence thereof: "All costs incurred by the Purchaser or the Seller as a result of

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the exercise by the Seller of its right under this Section 8.16 shall be for the account of the Seller and not the Purchaser."

     Article IX of the Acquisition Agreement is hereby amended to (i) add a definition of the term "Section 116 Certificate," (ii) delete the definitions of "Escrow Agent" and "Escrow Agreement" and (iii) reduce the amount of the "Target Working Capital" by $10,000,000.00, so that such definitions shall read as follows:

     "Section 116 Certificate" means a Certificate (as amended by any subsequent amendments thereto) with Respect to the Proposed Disposition of Property by a Non-Resident of Canada issued by the Canadian Minsister of National Revenue pursuant to Section 116(4) of the Canadian Income Tax Act, with a Certificate Limit fixed by the Minister of National Revenue in such Certificate.

     "Target Working Capital" means Fifty-four Million, Two Hundred and Seventy Thousand Dollars ($54,270,000).

     23. Except as described in the preceding sections of this Amendment, the Acquisition Agreement shall remain in full force and effect.

                   Remainder of page intentionally left blank.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of
September 6, 2002.


                                            SAFETY-KLEEN SERVICES, INC.


                                            By: /s/ James K. Lehman
                                               ---------------------------
                                               Name:  James K. Lehman
                                               Title: Sole Director

                                            CLEAN HARBORS, INC.


                                            By: /s/ Stephen Moynihan
                                               ----------------------------
                                               Name:  Stephen Moynihan
                                               Title: Senior Vice President

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